THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR APPLICABLE STATE LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW.

No. W-1


                  WARRANT FOR THE PURCHASE OF
                 65,000 SHARES OF COMMON STOCK
                               OF
                  WIZZARD SOFTWARE CORPORATION

                    (A Delaware Corporation)


     Wizzard Software Corporation, a Delaware corporation (the "Company"), hereby certifies that Savage Holdings, Inc., or its registered permitted assigns (the "Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing August 10, 2000 and ending on August 10, 2005, 65,000 shares of Common Stock, $.001 par value, of the Company (the "Common Stock"), at a purchase price equal to the higher of (i) $5.00 per share, or (ii) one hundred twenty-five (125%) percent of the price for the Common Stock on the date of the closing of any merger, consolidation or reorganization of the Company or a public or private offering of the common stock of Wizzard Software Corporation (f/k/a Balanced Living, Inc.), a Colorado corporation
("WSC") which generates proceeds in excess of $500,000 (the "Offering")   The
number of shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, as adjusted pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Stock" and the "Purchase Price", respectively. This Warrant is being issued to the Registered Holder pursuant to a Loan Agreement of even date (the "Loan Agreement") the terms of which are incorporated herein by reference.

1.   Exercise.

      (a) This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.

     (b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Warrant shall have been surrendered to the Company as provided in Subsection 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrants shall be issuable upon such exercise as provided in Subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

     (c) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or, subject to the terms and conditions hereof, as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

          (i) a certificate or certificates for the number of full shares of Warrant Stock to which such Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Registered Holder would otherwise be entitled, cash in an amount determined pursuant to
Section 3 hereof; and

          (ii) in case such exercise is in part only, a new Warrant or Warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant, less the number of such shares of Warrant Stock purchased by the Registered Holder upon such exercise as provided in Subsection 1(a) above.

     (d) Unless registered under the Securities Act of 1933, as amended (the "Act"), each certificate for Warrant Stock purchased upon exercise of this Warrant shall bear a legend as follows, unless the Warrant Stock has been registered under the Act:

                    "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law."

     (e) Notwithstanding the foregoing, if the closing bid price of the shares of the Company's Common Stock is $20 per share or above for thirty
(30) consecutive trading days on average trading volume of 30,000 shares, the Company may give notice to the Registered Holder requiring it to tender a check payable to the order of the Company for payment of the Warrant Stock at the price designated herein.

     2.   Adjustments.

          (a) If the outstanding shares of the Company's Common Stock shall be subdivided or split into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

     (b) If there shall occur any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in Subsection 2(a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution, then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, such Registered Holder had held the number of shares of Warrant Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder of this Warrant such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

     (c) No adjustment in the per share Purchase Price shall be required unless such adjustment would require an increase or decrease in the Purchase Price of at least $0.01; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 2 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the per share Purchase Price, in addition to those required by this Section 2 as in its discretion it shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

     (d) Upon the happening of any event requiring an adjustment of the Purchase Price hereunder, the Company shall forthwith give written notice thereto to the Registered Holder of this Warrant stating the adjusted Purchase Price and the adjusted number of shares of Warrant Stock purchasable upon the exercise hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

      (e) Notwithstanding the foregoing, the Company shall deliver shares of WSC as if the Warrant Stock to be issued hereunder was issued immediately prior to the Closing (as defined in Exhibit A to the Loan Agreement) and then such Warrant Stock was exchanged for shares of WSC immediately after the Closing, at the ratio set forth at the Closing.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the mean between the low bid and high asked prices for the Warrant Stock on the over-the-counter market as reported by the listed market makers in the Common Stock on the trading day immediately prior to the date of exercise, or if this is not applicable, then on the basis of the then market value of the Warrant Stock as shall be reasonably determined by the Board of Directors of the Company.

4. Certain Dividends. It is within the sole discretion of the Board of Directors of the Company to determine whether a dividend or distribution shall be paid. In any event, the Company shall not pay a dividend or make a distribution on the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) except for a stock dividend payable in shares of Common Stock.

5.   Notices of Record Date, etc.  In case:

     (a)  the Company shall take a record of the holders of its Common
Stock (or other securities at the time issuable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than a dividend or distribution payable solely in capital stock of the Company or out of funds legally available therefor), or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

     (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company; or

     (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities as are at the time issuable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) days prior to the record date or effective date, for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

6. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

7. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

8.   Registration Rights.

      8.1    "Piggy-Back" Registration.

     8.1.1 Grant of Right. The Registered Holder of this Warrant shall have the right to include all or any portion of this Warrant requested by the Registered Holder and all of the securities underlying such Warrant, including the Warrant Stock underlying this Warrant (collectively, the "Registrable Securities"), as part of any registration of Common Stock filed by the Company pursuant to the Act (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8); provided that this Warrant is exercised prior to the closing of such registration.

     8.1.2 Terms. The Company shall bear all fees and expenses attendant upon registering the Registrable Securities, but the Registered Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holder to represent it in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the Registered Holder of outstanding Registrable Securities with not less than thirty (30) days' written notice thereof prior to the proposed date of filing of such registration statement. Such notice to the Registered Holder shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Registered Holder. The Registered Holder of the Registrable Securities shall exercise the "piggy-back" rights provided for herein by giving written notice, within twenty (20) days of the receipt of the Company's notice of its intention to file a registration statement. The Company shall have the absolute right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 8 without any obligation or liability to any Registered Holder.

     8.1.3 Reduction in Registration Rights. If any underwriter advises the Company in writing that, in its opinion, the amount of Registrable Securities requested to be included in such registration would materially and adversely affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material and adverse affect in such offering;

          (a) First, all securities proposed to be sold by the Company for its own account;

          (b)Second, the Registrable Securities requested to be included in such registration by Registered Holders pursuant to this Section 8 and all other securities being registered pursuant to the exercise of contractual rights comparable to the rights granted in this Section 8, pro rata based on the estimated gross proceeds from the sale thereof; and

          (c)Third, all other securities requested to be included in the registration.

     8.1.4 Limitations. Each Registered Holder shall be entitled to have its Registrable Securities included in up to three (3) piggy-back registrations pursuant to this Section 8, provided that, if all of the Registrable Securities are not registered due to the provisions of Section
8.1.3 hereof, then the limitations contained herein shall not be effective.

      8.2  General Terms.

     8.2.1 Indemnification.

          (a) The Company shall indemnify the Registered Holder of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Registered Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject caused by any untrue or alleged untrue statement of a material fact contained in such registration statement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except as and to the extent to which the Registered Holder may be obliged to indemnify the Company as provided in Paragraph (b) hereof.

          (b) The Registered Holder of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Registered Holder, or their successors or assigns, in writing, for specific inclusion in such registration statement or from the failure to provide such information.

     8.2.2 Documents Delivered to Registered Holder. The Company shall use reasonable efforts to furnish to each Registered Holder participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and
(ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in, and in the customary form of, opinions of issuer's counsel and accountants' letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each Registered Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Registered Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc.. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Registered Holder shall reasonably request.

     8.2.3 Documents to be Delivered by the Registered Holder. Each of the Registered Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information and such other documents as are customarily sought of selling security holders.

9.   Transfers, etc.

      (a) This Warrant may not be assigned by the Registered Holder without the prior written consent of the Company. This Warrant shall be binding upon and inure to the benefit of and shall be enforceable by the Registered Holder and the Company and their respective successors and permitted assigns.

     (b)  The Company will maintain a register (the "Warrant
Register") containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its, his or her address as shown on the Warrant Register by written notice to the Company requesting such change.

     (c) Until any transfer of this Warrant is made in the Warrant Register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10. Mailing of Notices, etc. All notices and other communications from the Company to the Registered Holder of this Warrant shall be mailed by first-class certified or registered mail, postage prepaid, sent by reputable overnight delivery or by facsimile to the address furnished to the Company in writing by the last Registered Holder of this Warrant who shall have furnished an address to the Company in writing. All notices and other communications from the Registered Holder of this Warrant or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, sent by reputable overnight delivery or by facsimile to the Company at its offices at Wizzard Software, Inc., 424 Gold Way, Pittsburgh, PA 15213
Attn: Christopher J. Spencer, President, or to such other address as the Company shall so notify the Registered Holder.

11. No Rights as Stockholders. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company, except as otherwise provided herein.

12. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against whom enforcement of the change or waiver is sought.

13. Headings. The headings of this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of law.

15. Venue. The Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Warrant shall be instituted exclusively in Delaware Chancery Court or any federal court located in the State of Delaware, (b) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (c) irrevocably consents to the jurisdiction of the Delaware Chancery Court and any federal court located in the State of Delaware in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Delaware Chancery Court or any federal court located in the State of Delaware and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.


Dated: May 2, 2000                 WIZZARD SOFTWARE CORPORATION



                                   By:/s/Chris Spencer
                                          Name: Chris Spencer
                                          Title: President

                                 EXHIBIT A

                                PURCHASE FORM



To:  Wizzard Software Corp.
     424 Gold Way
     Pittsburgh, PA 15213

                                             Dated: _______, 2000


     In accordance with the provisions set forth in the attached Warrant (No. __), the undersigned hereby irrevocably elects to purchase __________ shares of the Common Stock covered by such Warrant and herewith makes payment of $____________, representing the full purchase price for such shares at the price per share provided for in such Warrant. Pursuant to the Warrant, the undersigned acknowledges that Wizzard shall deliver shares of common stock of Wizzard Software Corporation (f/k/a Balanced Living, Inc.)

     The undersigned understands that the shares have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.


                              SAVAGE HOLDINGS, INC.


                              By:  ________________________________
                                   Name:
                                   Title: